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Genaera Receives Patent for a Method for the Synthesis of Squalamine and Other Aminosterol Compounds

Plymouth Meeting, PA -- September 8, 2005 -- Genaera Corporation (NASDAQ: GENR) today announced issuance by the United States Patent and Trademark Office of patent number 6,933,383 entitled "Regioselective and Steroselective Oxidation of Fused Ring Systems Useful for the Preparation of Aminosterols." The patent covers a method for the synthesis of aminosterol compounds, such as EVIZON™ (squalamine lactate), squalamine for cancer and trodusquemine (MSI-1436). These compounds have been identified as anti-angiogenic agents, antibiotics and sodium hydrogen anti-porter (NHE) inhibitors. Patent expiry occurs in April 2021.

"The issuance of this patent further strengthens our robust intellectual property position surrounding EVIZON and squalamine for cancer," commented Roy C. Levitt, MD, Chief Executive Officer. "We are pleased to secure this patent as we believe EVIZON is the leading systemic, anti-angiogenic, investigative new drug in Phase III development for the treatment of wet age-related macular degeneration."

Genaera's discovery of aminosterols including squalamine and trodusquemine has been complimented by a combinatorial chemistry and biology program that produced many synthetic aminosterols. EVIZON is Genaera's lead product candidate currently in Phase III development for the treatment of "wet" age-related macular degeneration (AMD). Squalamine is in Phase II development in prostate cancer. Trodusquemine is a preclinical compound which may be useful as a treatment of obesity. Additional aminosterol compounds have demonstrated sufficient efficacy in preclinical models to encourage our pursuit of additional research that could lead to the development of a new treatment for inflammatory disorders.

About EVIZON™ and Squalamine

EVIZON (squalamine lactate) is a unique first-in-class synthetic small molecule administered systemically that directly interrupts and reverses multiple facets of the angiogenic process. Working within activated endothelial cells, squalamine inhibits growth factor signaling including VEGF, integrin expression, and reverses cytoskeletal formation, thereby resulting in endothelial cell inactivation and apoptosis. Systemically administered squalamine inhibits abnormal angiogenesis in rodent models of cancer, retinopathy of prematurity, and the development of choroidal neovascular membranes in rat models of AMD. Additional preclinical studies have demonstrated that systemic squalamine administration is effective in reaching abnormal ocular blood vessels in primates, and leads to partial regression and inhibition of new abnormal vessels in the eye. These results support the concept that squalamine may have a role in the treatment of human cancer and choroidal neovascular membrane formation that underlies the pathology of wet AMD.

About Trodusquemine

In preclinical studies, trodusquemine treatment regulated food intake and prevented weight gain in genetically obese, diet-induced obesity and normal rodents. Trodusquemine was capable of profoundly reducing fat stores, while maintaining normal water and electrolyte balance. Furthermore, trodusquemine prevented abnormal weight gain and re-established normal blood glucose levels in genetically obese mice with diabetes. Currently, preclinical studies of trodusquemine are supported by a $100,000 Small Business Innovation Research (SBIR) grant from the National Institute of Diabetes and Digestive and Kidney Diseases of the National Institutes of Health.

About Genaera

Genaera Corporation is a biopharmaceutical company committed to developing medicines to address substantial unmet medical needs in major pharmaceutical markets. The Company has four products in development for the treatment of eye, cancer and respiratory disorders. EVIZON™ (squalamine lactate) is Genaera's lead product in development for ophthalmic indications, specifically "wet" age-related macular degeneration (AMD). Genaera's other programs include: squalamine for the treatment of cancer; interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma; and LOMUCIN™, a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management's current views and are based on certain expectations and assumptions. You may identify some of these forward-looking statements by the use of words in the statements such as "anticipate," "believe," "continue," "develop," "expect," "plan" and "potential" or other words of similar meaning. Genaera's actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to: Genaera's history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera's product candidates, including EVIZON and squalamine, may be delayed or may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; the risk that EVIZON ceases to meet the criteria for CMA2 Pilot or Fast Track designation at some point in the future; Genaera's reliance on its collaborators, in connection with the development and commercialization of Genaera's product candidates; market acceptance of Genaera's products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera's filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.